FOR IMMEDIATE RELEASE

CONTACT:                                      Robert K. Chapman
President and Chief Executive Officer
United Bancorp, Inc.
(734) 214-3801

June 20, 2012

UNITED BANCORP, INC. ANNOUNCES APPOINTMENT TO THE BOARD OF DIRECTORS

ANN ARBOR, MI – United Bancorp, Inc. (“United”) announced today that Karen F. Andrews has been appointed to the board of directors. Ms. Andrews was also appointed to serve as a director of United’s subsidiary bank, United Bank & Trust.

Ms. Andrews is an award-winning executive with expertise in human resources.  She is managing director of The Andrews Group which specializes in executive coaching and training, human resource strategy, strategic planning, employee rewards/benefits strategies and solutions, change management and organizational design strategy, and executive team building and facilitation.  Additionally, she is an instructor in professional human resource management at Eastern Michigan University.  Ms. Andrews has held related positions at McKinley, Inc., Henry Ford Health Systems and Henry Ford Mercy Health Network.

Robert K. Chapman, president and chief executive officer, stated, “We are pleased that Ms. Andrews has been elected to United’s board of directors. Her vast human resource experience and background will further strengthen United. We look forward to working closely with Karen.”

About United Bancorp, Inc.

United Bancorp, Inc. is a community-based financial services company located in Washtenaw, Lenawee, Livingston and Monroe Counties in Michigan. United Bank & Trust is the Company’s only subsidiary, and the Bank provides financial solutions to its clients based on their unique circumstances and needs, through a line of business delivery system that includes banking, mortgage, structured finance and wealth management. For more information, visit the Company’s website at
www.ubat.com.